EXHIBIT 99.1

Investor Contact	Media Contact
Paul T. Luther	Paul Erwin
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Paul.Erwin@howmet.com

Howmet Aerospace Releases 2020 Environmental,
Social and Governance Report

PITTSBURGH, PA, May 19, 2021 – Howmet Aerospace (NYSE: HWM) has released its 2020 Environmental, Social and Governance (ESG) Report. The report highlights the Company’s commitment and approach to sustainability as well as detailed results against its key metrics, which are designed to drive significant positive impacts for its stakeholders and surrounding communities.

“For Howmet Aerospace, ESG is about generating meaningful change for a more sustainable future through proprietary technologies that help the aerospace and commercial transportation industries reduce fuel consumption and cut carbon emissions,” said John C. Plant, Howmet Aerospace Executive Chairman and Co-Chief Executive Officer. “Social concerns remained an important issue during 2020 and we reaffirmed our commitment to employee and community safety in light of the pandemic as well as focused on diversity, equity and inclusion.”

The report was prepared in alignment with guidance from the Task Force on Climate-Related Financial Disclosures (TCFD) and standards from the Sustainability Accounting Standards Board (SASB) and is available on the ESG area of the Company’s website (https://www.howmet.com/environmental-social-governance/).

Among highlights in the ESG Report:

•	4.8 million Howmet Aerospace BobTail® lockbolts were used to assemble wind turbines in North America and Europe, representing a 33 percent increase over 2019 usage due to growth in the industry and greater use and adoption of our fasteners across European and North American installations.
•	115 million Howmet Aerospace BobTail® lockbolts and 25 million Howmet Aerospace BOM® blind fasteners were used to assemble 6.9 gigawatts of solar arrays, diverting 170,000 metric tons of greenhouse gas emissions.
•	The Howmet Aerospace Foundation approved more than $5.2 million in STEM focused-grants and disbursed more than $2.3 million to nonprofit organizations in communities around the world.
•	A 19.2 percent decrease in GHG emissions and 17 percent decline in energy consumption compared to 2019.
•	Zero employee and contractor fatalities.
•	A 21 percent reduction in total recordable incidents and a 4 percent decline in days away, restricted and transfer rate compared to 2019.
•	88 percent of the Company’s key suppliers have sustainability programs considered leading or active.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any expectations relating to environmental, social or governance matters. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 pandemic continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

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